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                                                                    APPENDIX 1



                                PROMISSORY NOTE

$ 457,500,000.00                                             December 29, 1993



        FOR VALUE RECEIVED, the undersigned, Mellon Bank (DE) National Association, a national banking association with corporate trust powers under the laws of the State of Delaware, not in its individual or corporate capacity but solely in its capacity as Trustee of the Air Products and Chemicals, Inc. Flexible Employee Benefits Trust (the "Trust") hereby promises on behalf of the Trust to pay to the order of Air Products and Chemicals, Inc., a Delaware corporation (the "Company"), at the principal offices of the Company in Allentown, Pennsylvania or at such other place as the Company shall designate in writing, the aggregate principal amount of Four Hundred Fifty-Seven Million Five Hundred Thousand Dollars ($457,500,000.00), as shown on Schedule A attached hereto as such may be amended from time to time, with interest in arrears thereon, as hereinafter provided.

          Principal shall be paid in installments in the amounts and on the dates set forth on the Maturity Schedule attached hereto as Schedule A, the last such installment due on September 30, 2023; provided, however, that this Note may be prepaid in whole or in part at any time without penalty in accordance with Section 2.2 of the Trust Agreement creating the Trust effective as of December 29, 1993 (the "Trust Agreement"); and provided further, in accordance with Section 2.1 and Section 2.2 of the Trust Agreement, all or any portion of principal of this Note then outstanding, together with any accrued but unpaid interest on this Note, may be deemed forgiven; and provided further, in the event that the Trust shall have been terminated in accordance with
Section 8.2 of the Trust Agreement and the Trustee shall have complied with the requirements of Section 8.3 of the Trust Agreement, any remaining principal of this Note then outstanding, together with any accrued but unpaid interest on this Note, shall be deemed forgiven. Interest on the unpaid principal balance, at an annual interest rate (the "Interest Rate") equal to seven and one-half percent (7.5%), shall be paid annually, in arrears, on each September 30, commencing September 30, 1994, and shall be




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calculated on the basis of a 360-day year of twelve (12) 30-day months.
Payments received within any Trust Year (as defined in the Trust Agreement) shall be applied first to interest accrued and unpaid as of the date of any such payment and then, to the extent that any such payments exceed such accrued and unpaid interest, to prepay interest that accrues after such payment through the end of such Trust Year, and then to principal installments due within such Trust Year, and then, to the extent not otherwise distributed in accordance with Section 2.3 of the Trust Agreement, to installments of principal in the order of their scheduled maturity. Whenever any payment falls due on a Saturday, Sunday or public holiday, such payment shall be made on the next succeeding business day. Upon termination of the Trust, the entire unpaid balance of principal and interest shall be immediately payable.

          This Note shall be construed under the laws of the State of Delaware.

          The undersigned represents and warrants that the indebtedness represented by this Note was incurred for the purpose of purchasing shares of Common Stock, par value $1.00 per share, of the Company.

          The Note may not be assigned by the Company, other than by operation of law, without the prior express written consent of the undersigned.

          The Company shall have no recourse whatsoever to any assets of the Trustee in its individual or corporate capacity for repayment. The Trustee is entering into this Agreement not in its individual or corporate capacity but solely as Trustee, and no personal or corporate liability or personal or corporate responsibilities are assumed by, or shall at any time be asserted or enforceable against, the Trustee in its individual or corporate capacity under, or with respect to, this Agreement.

                                        MELLON BANK (DE) NATIONAL ASSOCIATION,
                                                on behalf of
                                        THE AIR PRODUCTS AND CHEMICALS, INC.
                                        FLEXIBLE EMPLOYEE BENEFITS TRUST

                                        By: /s/ Sandy S. McKenna
                                           ----------------------------------

                                        Name:   Sandy S. McKenna
                                             --------------------------------

                                        Title:  Assistant Vice President
                                              -------------------------------

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                                                                      SCHEDULE A



                            PRINCIPAL PAYMENT DATES



  Principal
Payment Date              Principal       Interest     Total Annual
(September 30)            Payments        Payments       Payments
- --------------            ---------      ----------     ----------




                          ----------     ----------     ----------

                          $              $              $
                          ==========     ==========     ==========




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